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                                                                   Exhibit 99.01


Media Contact:  Cam L. Collova           Investor Contact:  Warren M. Posey
                VP, Corporate Relations                     Assistant Treasurer
                (717) 396-2169                              (717) 396-2216

                Tom Daly/David Kronfeld
                Kekst and Company
                (212) 521-4800

In Europe:      Seth Goldschlager
                Idees/Dialogue Conseil
                (33) 01-44-43-79-42

In Canada:      Ken Cavanagh
                NATIONAL Public Relations
                (514) 843-2386


        ARMSTRONG WORLD INDUSTRIES, INC. INITIATES LITIGATION IN CANADA
           AGAINST DOMCO INC.'S DIRECTORS AND SOMMER ALLIBERT, S.A.

LANCASTER, Pennsylvania, June 11, 1997--Armstrong World Industries, Inc. (NYSE:
ACK) announced today that it has commenced an action in the Ontario Court (General Division) against the directors of Domco Inc., a Canadian corporation (MSE: DOC; TSE: DOC), and against Sommer Allibert, S.A., a French corporation that is the controlling shareholder of Domco.

Armstrong, as a minority shareholder of Domco, will seek a declaration that the directors of Domco have subordinated the interests of Domco and its minority shareholders to those of Sommer and have thereby breached their duties and disregarded the interests of its minority shareholders. Armstrong's will allege that Sommer instructed or induced its nominee directors of Domco to act in a manner that is contrary to their duties to Domco and its other shareholders for the purpose of permitting Sommer to merge its floor covering business, including Domco, with Tarkett AG, a competitor in the floor covering business. Armstrong will allege that Sommer is responsible for the unlawful conduct of its nominees and will seek, among other relief, an order prohibiting Sommer from instructing or inducing its nominee directors to exercise their powers or to act otherwise than in accordance with their duties to Domco and its minority shareholders.

Armstrong will also be seeking mandatory orders compelling Domco's directors to comment fairly and objectively upon Armstrong's proposed bid for all of the shares of Domco which was announced on June 9, 1997 and to make their recommendations regarding the bid solely on the basis of the interests of Domco and its shareholders.

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The litigation filed yesterday in Canada is in addition to the litigation announced by Armstrong on June 9, 1997, whereby Armstrong commenced litigation in the United States District Court for the Eastern District of Pennsylvania against Sommer, seeking to enjoin Sommer from merging its floor covering business, including Domco, with Tarkett A.G. and from continuing to misuse Armstrong's confidential information obtained pursuant to a confidentiality agreement between Armstrong and Sommer.

Armstrong is a global manufacturer and marketer of interior furnishings, including floor coverings and ceiling systems, with sales of $2.156 billion in 1996.

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